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                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-60491 of MFS Series Trust III of our reports dated March 16, 2004, appearing in the annual report to shareholders for the year ended January 31, 2004, of MFS High Income Fund and MFS High Yield Opportunities Fund, each a series of MFS Series Trust III, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
-----------------------------
Deloitte & Touche LLP


Boston, Massachusetts
May 24, 2004